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                                  [LETTERHEAD]

August 3, 2000



Board of Directors
Advanced Power Technology, Inc.
405 SW Columbia St.
Bend, OR  97702

Re:      Registration Statement on Form S-1

Dear Sirs:

We have acted as counsel to Advanced Power Technology, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Securites Act") of the Company's Registration Statement on Form S-1 (Registration No. 333-38418), as amended by pre-effective Amendment nos. 1, 2 and 3 thereto (the "Registration Statement"). The Registration Statement relates to the sale of up to 4,025,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), to be sold pursuant to the terms of an underwriting agreement among the Company and Stephens Inc., Needham & Company, Inc., and First Security Van Kasper (the "Underwriting Agreement").

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, documents, certificates and other agreements and instruments that we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinion:

         1. The Common Stock has been duly authorized by all necessary corporate action of the Company;

         2. When issued and sold by the Company against payment therefore pursuant to the terms of the Underwriting Agreement, the Common Stock issued by the Company

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                  will be validly issued, validly paid and nonassessable. The
                  Common Stock to be sold by the Selling Stockholders, as that term is defined in the Underwriting Agreement, is validly issued, fully paid and nonassessable.

We are members of the Bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law and the Delaware General Corporations Law.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and it is referenced to us under the heading "Legal Matters" in the related prospectus.

Very truly yours,

Davis Wright Tremaine LLP



/s/ Davis Wright Tremaine LLP